EXHIBIT 99.1

Grace News

Media Relations	Investor Relations
Andrea Greenan	Susette Smith
T + 1 410.531.4391	T + 1 410.531.4590
E andrea.greenan@grace.com	E susette.smith@grace.com

GRACE REPORTS FOURTH QUARTER AND FULL YEAR RESULTS; PROVIDES 2010 OUTLOOK

Improved profitability; Strong cash flow

COLUMBIA, Maryland, February 2, 2010 — W. R. Grace & Co. (NYSE: GRA) today announced its financial results for the fourth quarter and year ended December 31, 2009.

Highlights for the fourth quarter:

•                  Sales were $678.3 million compared with $768.4 million in the prior year quarter, a decrease of 11.7% including the effects of the deconsolidation of the ART joint venture discussed below.

•                  Gross profit percentage increased to 36.6% from 27.2% in the prior year quarter and 34.8% in the third quarter of 2009.

•                  Core EBIT grew to $76.4 million, an increase of 61.5% compared with the prior year quarter.

•                  Grace net income was $46.4 million, an increase of 6.9% compared with the prior year quarter.

For the full year:

•                  Adjusted operating cash flow was $446.5 million, an increase of 14.6% from the prior year.

•                  Core EBIT return on invested capital increased to 22.3% from 22.1% in the prior year.

“I am proud of our performance in 2009,” said Fred Festa, Grace’s Chairman, President and Chief Executive Officer.  “We acted quickly in one of the worst operating environments in a generation to build a leaner, more profitable company.  We aggressively reduced costs, decreased working capital intensity, and realigned our product portfolio to increase gross profit margin and return on invested capital in sustainable ways.  Our performance reflects the quality of our products, the strength of our customer relationships and the engagement of all of our employees.  Grace is well positioned for the opportunities and challenges of 2010.”

Fourth Quarter 2009 Results

Sales for the fourth quarter were $678.3 million compared with $768.4 million in the prior year quarter, an 11.7% decrease.  The sales decrease was due to lower sales volumes (9.0%), the previously announced deconsolidation of the Advanced Refining Technologies (ART) joint venture (5.0%), and lower cost of metals passed through to customers (2.5%), partly offset by favorable currency translation (3.5%) and price increases (1.3%).  Sales were down 26.8% in North America, 3.1% in Europe, and 9.7% in Asia, and up 11.4% in Latin America.

Gross profit percentage for the fourth quarter was 36.6% compared with 27.2% in the prior year quarter and 34.8% in the third quarter of 2009.  The improvement in gross profit percentage is due to a decrease in certain raw materials and energy costs since their peak in the fourth quarter of 2008, lower factory overhead expenses resulting primarily from restructuring activities, and price increases primarily implemented during the fourth quarter of 2008.  Grace experienced increasing costs for certain raw materials during the fourth quarter though raw materials and energy costs remained below prior year levels.

Core EBIT (see note A to Chart 2) was $76.4 million in the fourth quarter, compared with $47.3 million in the prior year quarter, a 61.5% increase.  The unfavorable effect of lower sales was more than offset by the 9.4 percentage point improvement in gross profit percentage from the prior year quarter.  Core EBIT for the fourth quarter included $11.7 million of gains related to the sale of a product line, the sale of a 5% interest in ART and the required revaluation of Grace’s remaining investment in ART, partly offset by $6.5 million of restructuring expenses and related asset impairments.  Core EBIT margin was 11.3% compared with 6.2% in the prior year quarter.

Selling, general and administrative expenses decreased 2.0% from the prior year quarter due to the restructuring actions completed in 2009 and other cost reduction efforts (5.2%) and a decrease in noncore costs (8.1%), partly offset by an increase in incentive compensation (5.7%), unfavorable currency translation (3.1%) and higher legal costs (2.5%).

Net income attributable to Grace (Grace net income) for the fourth quarter was $46.4 million, or $0.63 per diluted share, compared with $43.4 million, or $0.60 per diluted share, in the prior year quarter.  Both the fourth quarter and the prior year quarter were negatively affected by Chapter 11 expenses and other matters not related to core operations.  Both quarters benefited from the favorable resolution of noncore tax matters, resulting in a net tax benefit of $5.5 million in the 2009 fourth quarter and a net tax benefit of $34.6 million in the prior year quarter.  Excluding Chapter 11 expenses, the loss on noncore activities, and noncore tax items, Grace net income would have been $46.5 million for the fourth quarter compared with $25.4 million calculated on the same basis for the prior year quarter, an 83.1% increase.

Full Year 2009 Results

Sales for the year ended December 31, 2009 were $2,825.0 million compared with $3,317.0 million for the prior year, a 14.8% decrease.  The sales decrease was due to lower sales volumes (10.2%), unfavorable currency translation (3.7%), lower cost of metals passed through to customers (3.1%), and the deconsolidation of the ART joint venture (1.2%), partly offset by price increases (3.4%).

Gross profit percentage for the year was 32.7% compared with 29.7% in the prior year.  The improvement in gross profit percentage was due to price increases primarily implemented in the second half of 2008, a decrease in raw materials and energy costs since their peak in the fourth quarter of 2008, and lower factory overhead expenses resulting primarily from restructuring activities.

Core EBIT for the year was $255.3 million, down 14.8% from the prior year, primarily due to lower sales volumes, unfavorable currency translation, and higher pension expenses, partly offset by an increase in gross profit percentage and lower selling, general and administrative expenses.  Restructuring expenses and related asset impairments of $32.4 million for the year were offset by gains related to three product line sales and the ART transaction of $33.9 million.  Core EBIT margin was 9.0%, equal to the prior year level.

Grace net income for the year ended December 31, 2009 was $71.2 million, or $0.98 per diluted share, compared with Grace net income of $121.5 million, or $1.68 per diluted share, for the prior year.

Adjusted operating cash flow (see note A to Chart 2) was $446.5 million for the year ended December 31, 2009, compared with $389.5 million in the prior year, a 14.6% increase.  The increase in adjusted operating cash flow was primarily due to improvements in working capital and lower capital expenditures, partially offset by the impact of lower Core EBIT.  Net working capital decreased by 27 days during 2009, including a reduction of 13 days of inventory and an increase of 13 days of accounts payable.

CORE OPERATIONS

Grace Davison

Fourth quarter sales for the Grace Davison operating segment, which includes specialty catalysts and materials used in a wide range of industrial applications, were $460.8 million, down 9.1% from the prior year quarter.  The sales decrease was due to the deconsolidation of the ART joint venture (7.6%), lower sales volumes (3.7%), and lower cost of metals passed through to customers (3.7%), partly offset by favorable currency translation (3.9%) and price increases (2.0%).

Sales of this operating segment are reported by product group as follows:

•                  Refining Technologies — sales of catalysts and chemical additives used by petroleum refineries were $200.6 million in the fourth quarter, down 26.0% from the prior year quarter.  Fourth quarter sales in this product group were unfavorably affected by the deconsolidation of the ART joint venture, lower sales volumes, and a decrease in the cost of molybdenum passed through to hydro-processing customers, partly offset by improved pricing in fluid catalytic cracking (FCC) catalysts and additives and favorable currency translation. Reported sales of this product group include $17.8 million related to the ART joint venture in the 2009 fourth quarter and $77.3 million in the prior year quarter.

•                  Materials Technologies — sales of engineered materials, coatings and sealants used in numerous industrial, consumer and packaging applications were $160.8 million in the fourth quarter, up 9.8% from the prior year quarter.  Fourth quarter sales in this product group were favorably affected by currency translation, improved customer demand and higher selling prices.

•                  Specialty Technologies — sales of highly specialized catalysts and materials used in unique or proprietary applications and markets were $99.4 million in the fourth quarter, up 11.2% from the prior year quarter.  Fourth quarter sales in this product group were favorably affected by higher customer demand for polyolefin catalysts and by currency translation.

Segment operating income of Grace Davison for the fourth quarter was $97.0 million compared with $50.8 million in the prior year quarter, a 90.9% increase.  The favorable effects of raw materials and energy cost reductions, operational efficiencies, and improved pricing more than offset the unfavorable effects of lower sales volumes.  Gross profit percentage was 37.1% compared with 24.4% in the prior year quarter and 33.6% in the third quarter of 2009.  Segment operating margin was 21.1% compared with 10.0% in the prior year quarter.

On November 30, 2009, Grace completed the sale of a 5% interest in ART, a joint venture with Chevron Products Company.  Grace reduced its 55% interest to 50% to achieve a balanced ownership structure with Chevron.  Grace deconsolidated ART’s results from its consolidated financial statements on a prospective basis effective December 1, 2009.  Previously, Grace reported 100% of ART’s sales and 55% of ART’s income, with 45% of ART’s income reported as income attributable to noncontrolling interests.  Effective December 1, 2009, Grace is reporting its investment in ART and its portion of ART’s income and dividends using the equity method of accounting.  Grace recorded a gain of $4.8 million from the sale of its 5% interest in ART and the required revaluation of its remaining investment in ART.

Sales of the Grace Davison operating segment for the year ended December 31, 2009 were $1,935.4 million, down 10.8% compared with the prior year.  Segment operating income for the year ending December 31, 2009 was $331.3 million, a 19.1% increase compared with the prior year.  Segment operating margin was 17.1% compared with 12.8% for the prior year.  These results reflect the favorable effects of price increases, lower raw materials and energy costs, gains related to the sale of a product line and the ART transaction, and lower operating expenses, partly offset by the unfavorable effects of lower sales volume, the sale in the first quarter of 2009 of high-cost inventories produced in the fourth quarter of 2008, and currency translation.

Grace Construction Products

Fourth quarter sales for the Grace Construction Products operating segment, which includes specialty chemicals and building materials used in commercial, infrastructure and residential construction, were $217.5 million, down 16.8% from the prior year quarter. The sales decrease was due to lower sales volumes (18.5%) and prices (0.7%), partly offset by favorable currency translation (2.4%).

Sales of this operating segment are reported by geographic region as follows:

•                  Americas — sales of products to customers in the Americas were $107.2 million in the fourth quarter, down 20.4% from the prior year quarter, primarily due to lower customer demand in North America.  In Latin America, price increases and favorable currency translation resulted in an 18.1% sales increase from the prior year quarter.

•                  Europe — sales of products to customers in Eastern and Western Europe, the Middle East, Africa and India were $74.5 million in the fourth quarter, down 17.2% from the prior year quarter.  Unfavorable market conditions resulted in significantly lower sales volumes across the region, except in India and some Middle Eastern and African markets.

•                  Asia — sales of products to customers in Asia (excluding India), Australia, and New Zealand were $35.8 million in the fourth quarter, down 2.5% from the prior year quarter.  Revenues were unfavorably affected by lower sales volumes.

The sharp decline in the U.S. construction market abated in the second half of 2009, although activity remains weak.  Commercial construction starts in the U.S. in the fourth quarter were down approximately 40% from the prior year quarter.  Commercial construction activity in Europe and the Middle East continued to decline in the fourth quarter but at more moderate rates.  Unfavorable credit conditions continue to delay commercial construction starts.

Segment operating income of Grace Construction Products for the fourth quarter was $22.7 million compared with $27.7 million for the prior year quarter, an 18.1% decrease. The unfavorable effects of lower volumes more than offset the favorable effect of lower raw materials costs and operating expenses.  Gross profit percentage was 36.0% compared with 32.9% in the prior year quarter and 37.9% in the third quarter of 2009.  Segment operating margin in the fourth quarter was 10.4% compared with 10.6% in the prior year quarter.

In December 2009, Grace completed the sale of its Serviwrap Pipe Corrosion Protection product line, a non-strategic component of Grace Construction Products’ Specialty Building Materials business, to a strategic buyer, and recorded a gain on the sale of $6.9 million.  The Serviwrap product line includes tapes used to wrap joints for water, oil and gas pipelines both onshore and offshore.  Sales of this product line account for significantly less than 1% of Grace’s 2009 sales.  Grace Construction Products recognized restructuring expenses and related asset impairments of $5.8 million for severance and other costs related to the announced closure of the manufacturing facility where Serviwrap products were made.

Sales of the Grace Construction Products operating segment for the year ended December 31, 2009 were $889.6 million, down 22.5% compared with the prior year.  Segment operating income for the year ended December 31, 2009 was $106.4 million compared with $148.3 million for the prior year, a 28.3% decrease.  Segment operating margins were 12.0% for the year compared with 12.9% for the prior year, reflecting continued weakness in the global construction market.  These results include the gains on the sale of two product lines in 2009 and the restructuring following the sale of the Serviwrap product line.

Corporate Costs

Corporate support function costs decreased by 8.6% in the fourth quarter compared with the prior year quarter due primarily to savings from the restructuring actions completed in 2009 and other cost reduction efforts.  Performance related compensation and other corporate costs increased in the fourth quarter compared with the prior year quarter primarily due to higher incentive compensation expenses and higher legal costs.  Corporate support function costs decreased 7.3% for the year ended December 31, 2009 compared with the prior year due primarily to savings from the restructuring actions completed in 2009 and other cost reduction efforts.  Performance related compensation and other corporate costs increased for the year ended December 31, 2009 over the prior year primarily due to higher incentive compensation expenses and higher legal costs.

Pension Expense

Pension expense related to core operations for the fourth quarter was $17.5 million compared with $11.5 million for the prior year quarter, a 52.2% increase.  Pension expense related to core operations for the year ended December 31, 2009 was $68.9 million compared with $45.6 million in the prior year, an increase of 51.1%.  The increase in costs is primarily attributable to the decline in plan asset values in 2008.

Restructuring Actions

In the year ended December 31, 2009, Grace recognized $32.4 million of restructuring expenses and related asset impairments related to cost reduction and restructuring programs implemented in its core operations, and $1.0 million of restructuring expenses related to its noncore activities.  Of these amounts, $26.6 million relate to corporate-initiated programs and are included in corporate restructuring expenses in the consolidated analysis of core operations, and $5.8 million relate to programs initiated by an operating segment and are included in segment operating income.

The 2009 restructuring actions, together with actions completed in 2008, produced over $50 million of cost savings in the year ended December 31, 2009, of which over $35 million were realized in operating expenses.

PRE-TAX INCOME (LOSS) FROM NONCORE ACTIVITIES

Noncore activities (as reflected in the consolidated analysis of core operations) include events and transactions not directly related to the generation of operating revenue or the support of core operations.  The pre-tax loss from noncore activities was $14.4 million in the fourth quarter compared with a loss of $10.5 million in the prior year quarter, and $87.7 million for the year ended December 31, 2009 compared with $57.7 million in the prior year.  The increase in the noncore loss for the year ended December 31, 2009 is primarily due to higher noncore pension and other postretirement benefit expenses, higher noncore legal expenses, and a larger net difference between the change in value of non-U.S. dollar intercompany loans and the change in value of the associated currency hedge contracts (this non-cash net difference results from a difference in the changes in the currency spot rate used to value the intercompany loans and the changes in the forward points and discount rates used to value the hedge contracts for accounting purposes), partly offset by a lower provision for environmental remediation.  In addition, the loss from noncore activities for the prior year includes a gain from the sale of a noncore asset.

INTEREST AND INCOME TAXES

Interest expense was $9.8 million for the fourth quarter compared with $11.4 million for the prior year quarter, and $38.3 million for the year ended December 31, 2009 compared with $54.2 million in the prior year.  The decrease in interest expense is primarily due to a lower interest rate.  The annualized weighted average interest rate on pre-petition obligations for the fourth quarter was 3.5%.

Income taxes are recorded at a global effective rate of approximately 30% before considering the effects of certain non-deductible Chapter 11 expenses, changes in uncertain tax positions and other discrete adjustments.  Income taxes related to foreign jurisdictions are generally paid in cash, while Grace expects taxable income in the United States will be offset by available tax deductions.  Benefit from (provision for) income taxes in the 2009 fourth quarter includes a tax benefit of $23.1 million related to a previously disclosed settlement of a tax matter with the U.S. Internal Revenue Service.

CHAPTER 11 PROCEEDINGS

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.—Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in order to resolve Grace’s asbestos-related liabilities.

On September 19, 2008, Grace filed a Joint Plan of Reorganization (as since amended, the “Joint Plan”) as well as several associated documents, including a disclosure statement, with the Bankruptcy Court.  The Official Committee of Asbestos Personal Injury Claimants, the Representative for Future Asbestos Personal Injury Claimants, and the Official Committee of Equity Security Holders are co-proponents of the Joint Plan.  The committee representing general unsecured creditors and the Official Committee of Asbestos Property Damage Claimants and the Representative for Future Asbestos

Property Damage Claimants are not co-proponents of the Joint Plan.  The Joint Plan is consistent with the terms of the previously announced settlements of Grace’s asbestos personal injury liability and claims related to its former attic insulation product, and requires the establishment of two asbestos trusts under Section 524(g) of the United States Bankruptcy Code to which all present and future asbestos-related claims would be channeled.

Confirmation hearings on the Joint Plan concluded in January 2010.  Confirmation and consummation of the Joint Plan are now subject to the findings of the Bankruptcy Court and the District Court for the District of Delaware and the satisfaction of other conditions, many of which are outside Grace’s control.  Until such findings are made and the conditions to consummation of the Joint Plan are satisfied or waived, the timing of Grace’s emergence from Chapter 11 will be uncertain.  Subject to this uncertainty, Grace is preparing to consummate the Joint Plan in June 2010.

Most of Grace’s noncore liabilities and contingencies (including asbestos-related litigation, environmental claims and other obligations) are subject to compromise under the Chapter 11 process.  Grace has not adjusted its accounting for asbestos-related liabilities to reflect the filing of the Joint Plan.  At this time, Grace is unable to determine a reasonable estimate of the value of certain consideration payable to the asbestos trusts under the Joint Plan.  These values will ultimately be determined on the effective date of the Joint Plan.  Grace expects to adjust its accounting for the Joint Plan when the consideration can be measured and material conditions to the Joint Plan are satisfied.  Grace expects that such adjustments may be material to Grace’s consolidated financial position and results of operations.

Chapter 11 expenses, net of filing entity interest income, were $11.6 million in the fourth quarter compared with $17.4 million in the prior year quarter.  Chapter 11 expenses, net of filing entity interest income, were $48.0 million for the year ended December 31, 2009 compared with $65.8 million in the prior year.

CASH FLOW AND LIQUIDITY

Grace’s net cash provided by operating activities for the year ended December 31, 2009 was $432.5 million compared with $15.0 million for the prior year.  Capital expenditures for the year ended December 31, 2009 were $93.8 million compared with $132.2 million for the prior year.

At December 31, 2009, Grace had available liquidity of approximately $954.6 million, consisting of $893.0 million in cash and cash equivalents and $61.6 million of available credit under various non-U.S. credit facilities.  Grace believes that these sources and amounts of liquidity and cash flow from operations are sufficient to support its business operations, strategic initiatives and Chapter 11 proceedings until a plan of reorganization is confirmed and Grace emerges from bankruptcy.

Grace does not intend to renew its $165.0 million debtor-in-possession credit facility which expires April 1, 2010.  On January 15, 2010, Grace filed a motion with the Bankruptcy Court seeking approval to establish a $100 million cash-collateralized letter of credit facility with a commercial bank to support letters of credit currently outstanding.

Based on current liquidity and expected 2010 cash flow, Grace expects to require new financing of up to $850 million to consummate the Joint Plan.  In addition, Grace intends to obtain a $200 million revolving credit facility in connection with its exit financing.  Grace has selected Goldman Sachs and Deutsche Bank as its lead lenders for the exit financing, and on January 15, 2010, Grace filed a motion with the Bankruptcy Court seeking approval to enter into engagement letters with these banks.

2010 OUTLOOK

On February 27, 2009, Grace filed the Joint Plan and certain proforma and prospective financial information with the Bankruptcy Court.  The financial information includes estimates as of February 27, 2009, of Grace’s sales, Core EBIT and Core EBITDA for 2010.  As of February 2, 2010, Grace is updating its estimates of 2010 sales, Core EBIT and Core EBITDA.

As described in the financial information filed with the Joint Plan, Grace manages its operations to maximize sales, earnings and cash flow based on actual and expected market conditions.  In response to the severe downturn in customer demand in 2009, Grace prioritized cash flow over growth investments.  With improving customer demand in 2010, Grace intends to resume a balanced focus on growth, profitability and cash flow as the best strategy for improving return on invested capital over time.

Grace expects to report 2010 sales of $2.65 billion to $2.75 billion. Grace expects increased sales volumes of 3% to 7% to be offset by decreased sales from the deconsolidation of the ART joint venture effective December 1, 2009 and the three non-strategic product lines sold in 2009.  Grace recorded 2009 sales of approximately $267 million related to ART and the divested product lines.

Grace expects the increase in overall sales volumes to result from modest improvements in overall customer demand and, more significantly, from new products and other growth initiatives.  Grace expects global construction spending to remain weak in 2010.  Grace expects real global construction spending to grow less than 1% in 2010.  Grace expects growth in North America and Western Europe to be negative, and growth in Asia, the Middle East and Latin America to be positive.

Grace expects to maintain its gross profit percentage in the mid-30 percent range.  Grace expects to experience higher costs for certain raw materials in 2010.  Cost increases are expected to be mitigated by productivity improvements in Grace’s manufacturing and supply chain operations.

Grace expects 2010 Core EBIT to improve to $310 million to $340 million, an increase of 20% to 33% over 2009, driven primarily by improved gross profits.  Grace expects that 2010 will also benefit from the full year effects of restructuring actions completed during 2009, partially offset by new investments in sales, technical service, marketing and research and development.  Grace plans to invest in these customer-facing and technical positions to support its growth investments, primarily in the faster growing developing markets where Grace’s infrastructure is less mature.  Grace expects 2010 Core EBITDA to be $425 million to $460 million.

Grace intends to continue its intense focus on working capital productivity, and expects to further reduce net working capital days in 2010.  Capital expenditures are expected to be approximately $135 million.  In addition to the polypropylene catalyst investment announced in December 2009, Grace Davison is planning capacity additions to support increasing customer demand, and Grace Construction Products is planning to add up to 11 new manufacturing sites in developing markets where demand for Grace’s products is increasing and Grace’s market penetration is low.

Grace is unable to make a reasonable estimate of the income effects of the consummation of the Joint Plan because the value of certain consideration payable to the asbestos trusts under the Joint Plan (primarily the deferred payments and the warrants) will not ultimately be determined until the effective date of the Joint Plan.  As a result, Grace is unable to make a complete estimate of Grace net income for 2010.  When the Joint Plan is consummated, Grace expects to record income from the reduction of asbestos related liabilities, interest expense on the initial payments to the asbestos trusts, expense relating to the costs of consummating the Joint Plan (including exit financing costs) and the income tax effects of these items.

Core EBIT (a non-U.S. GAAP measure) is defined as net income adjusted for income taxes, interest income and expense, Chapter 11 expenses, and pre-tax loss from noncore activities.

*  *  *  *  *

Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide range of industrial applications; sealants and coatings for food and beverage packaging, and specialty chemicals, additives and building materials for commercial and residential construction. Founded in 1854, Grace has operations in over 40 countries. For more information, visit Grace’s web site at www.grace.com.

*   *   *   *   *

This announcement contains forward-looking statements, that is, information related to future, not past, events.  Such information generally includes the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “anticipates,” “continues”, “outlook” or similar expressions.  For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Grace is subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements or that could cause other forward-looking information to prove incorrect.  Factors that could cause actual results to materially differ from those contained in the forward-looking statements include: Grace’s bankruptcy and proposed plan of reorganization, the availability of financing for Grace’s proposed plan of reorganization, Grace’s legal proceedings (especially the environmental proceedings), the cost and availability of raw materials and energy, Grace’s unfunded pension liabilities, costs of environmental compliance, risks related to foreign operations, especially security, regulation and currency risks, and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov.  Reported results should not be considered as an indication of future performance.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

Chart 1

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In millions, except per share amounts	2009	2008	2009	2008

Net sales	$678.3	$768.4	$2,825.0	$3,317.0
Cost of goods sold	430.1	559.5	1,900.7	2,333.5
Gross profit	248.2	208.9	924.3	983.5

Selling, general and administrative expenses	145.0	148.0	570.8	589.7
Restructuring expenses and related asset impairments	6.5	—	33.4	5.2
Gains on sales of product lines and gain related to the sale of interest in an unconsolidated affiliate	(11.7)	—	(33.9)	—
Research and development expenses	17.3	19.3	70.1	82.7
Defined benefit pension expense	21.7	14.4	85.6	56.8
Interest expense and related financing costs	9.8	11.4	38.3	54.2
Provision for environmental remediation	3.3	5.8	4.4	14.6
Chapter 11 expenses, net of interest income	11.6	17.4	48.0	65.8
Equity in earnings of unconsolidated affiliates	(2.3)	(0.1)	(1.7)	(0.6)
Other (income) expense, net	6.0	(20.1)	16.6	(26.1)
	207.2	196.1	831.6	842.3
Income before income taxes	41.0	12.8	92.7	141.2
Benefit from (provision for) income taxes	5.5	34.6	(11.5)	(4.3)
Net income	46.5	47.4	81.2	136.9
Less: Net income attributable to noncontrolling interests	(0.1)	(4.0)	(10.0)	(15.4)
Net income attributable to W. R. Grace & Co. shareholders	$46.4	$43.4	$71.2	$121.5

Basic earnings per share:
Net income attributable to W. R. Grace & Co.	$0.64	$0.60	$0.99	$1.69
Weighted average number of basic shares	72.3	72.2	72.2	72.0

Diluted earnings per share:
Net income attributable to W. R. Grace & Co.	$0.63	$0.60	$0.98	$1.68
Weighted average number of diluted shares	73.7	72.4	72.6	72.5

Chart 2

W. R. Grace & Co. and Subsidiaries

Consolidated Analysis of Core Operations (unaudited)

	Three Months Ended December 31,					Twelve Months Ended December 31,
In millions	2009	2008	$ Change	% Change		2009	2008	$ Change	% Change
Net sales:
Grace Davison	$460.8	$507.0	$(46.2)	(9.1)%		$1,935.4	$2,168.6	$(233.2)	(10.8)%
Refining Technologies	200.6	271.1	(70.5)	(26.0)%		992.1	1,099.1	(107.0)	(9.7)%
Materials Technologies	160.8	146.5	14.3	9.8%		606.0	694.8	(88.8)	(12.8)%
Specialty Technologies	99.4	89.4	10.0	11.2%		337.3	374.7	(37.4)	(10.0)%

Grace Construction Products	217.5	261.4	(43.9)	(16.8)%		889.6	1,148.4	(258.8)	(22.5)%
Americas	107.2	134.7	(27.5)	(20.4)%		458.4	595.0	(136.6)	(23.0)%
Europe	74.5	90.0	(15.5)	(17.2)%		296.6	407.1	(110.5)	(27.1)%
Asia	35.8	36.7	(0.9)	(2.5)%		134.6	146.3	(11.7)	(8.0)%
Total Grace net sales	$678.3	$768.4	$(90.1)	(11.7)%		$2,825.0	$3,317.0	$(492.0)	(14.8)%
Net sales by region:
North America	$207.8	$283.9	$(76.1)	(26.8)%		$958.5	$1,179.7	$(221.2)	(18.8)%
Europe	281.8	290.9	(9.1)	(3.1)%		1,097.5	1,320.1	(222.6)	(16.9)%
Asia Pacific	115.4	127.8	(12.4)	(9.7)%		514.9	582.9	(68.0)	(11.7)%
Latin America	73.3	65.8	7.5	11.4%		254.1	234.3	19.8	8.5%
Total net sales by region	$678.3	$768.4	$(90.1)	(11.7)%		$2,825.0	$3,317.0	$(492.0)	(14.8)%

Core EBIT: (A)(B)(C)
Grace Davison segment operating income	$97.0	$50.8	$46.2	90.9%		$331.3	$278.1	$53.2	19.1%
Grace Construction Products segment operating income	22.7	27.7	(5.0)	(18.1)%		106.4	148.3	(41.9)	(28.3)%
Corporate costs:
Support functions	(11.7)	(12.8)	1.1	8.6%		(44.2)	(47.7)	3.5	7.3%
Performance-related compensation and other	(13.4)	(6.9)	(6.5)	(94.2)%		(42.7)	(32.9)	(9.8)	(29.8)%
Corporate costs	(25.1)	(19.7)	(5.4)	(27.4)%		(86.9)	(80.6)	(6.3)	(7.8)%
Corporate restructuring expenses (D)	(0.7)	—	(0.7)	NM		(26.6)	(0.5)	(26.1)	NM
Defined benefit pension expense (C)	(17.5)	(11.5)	(6.0)	(52.2)%		(68.9)	(45.6)	(23.3)	(51.1)%
Core EBIT	76.4	47.3	29.1	61.5%		255.3	299.7	(44.4)	(14.8)%
Pre-tax loss from noncore activities (A)	(14.4)	(10.5)	(3.9)	(37.1)%		(87.7)	(57.7)	(30.0)	(52.0)%
Interest expense	(9.8)	(11.4)	1.6	14.0%		(38.3)	(54.2)	15.9	29.3%
Interest income of non-Debtor subsidiaries	0.3	0.8	(0.5)	(62.5)%		1.4	3.8	(2.4)	(63.2)%
Chapter 11 expenses, net of interest income	(11.6)	(17.4)	5.8	33.3%		(48.0)	(65.8)	17.8	27.1%
Benefit from (provision for) income taxes	5.5	34.6	(29.1)	(84.1)%		(11.5)	(4.3)	(7.2)	(167.4)%

Net income attributable to W.R. Grace & Co. shareholders	$46.4	$43.4	$3.0	6.9%		$71.2	$121.5	$(50.3)	(41.4)%

Reconciliation of net income attributable to W.R. Grace & Co. shareholders to net income excluding noncore activities and Chapter 11 Expenses, net:
Net income attributable to W.R. Grace & Co. shareholders	$46.4	$43.4	$3.0	6.9%		$71.2	$121.5	$(50.3)	(41.4)%
Pre-tax loss from noncore activities	14.4	10.5	3.9	37.1%		87.7	57.7	30.0	52.0%
Chapter 11 Expenses, net:	11.6	17.4	(5.8)	(33.3)%		48.0	65.8	(17.8)	(27.1)%
Tax effects of noncore and Chapter 11 items	(25.9)	(45.9)	20.0	43.6%		(55.1)	(72.5)	17.4	24.0%
Net income excluding noncore activities and Chapter 11 expenses, net	$46.5	$25.4	$21.1	83.1%		$151.8	$172.5	$(20.7)	(12.0)%

Reconciliation of net income attributable to W.R. Grace & Co. shareholders to adjusted operating cash flow:
Net income attributable to W.R. Grace & Co. shareholders	$46.4	$43.4	$3.0	6.9%		$71.2	$121.5	$(50.3)	(41.4)%
(Benefit from) provision for income taxes	(5.5)	(34.6)	29.1	84.1%		11.5	4.3	7.2	167.4%
Chapter 11 expenses, net of interest income	11.6	17.4	(5.8)	(33.3)%		48.0	65.8	(17.8)	(27.1)%
Interest income of non-Debtor subsidiaries	(0.3)	(0.8)	0.5	62.5%		(1.4)	(3.8)	2.4	63.2%
Interest expense	9.8	11.4	(1.6)	(14.0)%		38.3	54.2	(15.9)	(29.3)%
Pre-tax income from noncore activities	14.4	10.5	3.9	37.1%		87.7	57.7	30.0	52.0%
Core EBIT	76.4	47.3	29.1	61.5%		255.3	299.7	(44.4)	(14.8)%
Depreciation and amortization	28.5	27.9	0.6	2.2%		113.0	118.7	(5.7)	(4.8)%
Core EBITDA	104.9	75.2	29.7	39.5%		368.3	418.4	(50.1)	(12.0)%
Defined benefit pension expense (C)	17.5	11.5	6.0	52.2%		68.9	45.6	23.3	51.1%
Change in net working capital of core operations	93.9	161.1	(67.2)	(41.7)%		181.5	78.1	103.4	132.4%
Change in other assets and liabilities of core operations	(67.9)	8.8	(76.7)	NM		(78.4)	(20.4)	(58.0)	NM
Capital expenditures	(40.2)	(39.1)	(1.1)	(2.8)%		(93.8)	(132.2)	38.4	29.0%
Adjusted operating cash flow (A)	$108.2	$217.5	$(109.3)	(50.3)%		$446.5	$389.5	$57.0	14.6%

Key financial measures:
Gross profit percentage:
Grace Davison	37.1%	24.4%	NM	12.7	pts	31.4%	27.3%	NM	4.1	pts
Grace Construction Products	36.0%	32.9%	NM	3.1	pts	36.0%	34.5%	NM	1.5	pts
Total Grace	36.6%	27.2%	NM	9.4	pts	32.7%	29.7%	NM	3.0	pts

Operating margin as a percentage of sales: (B)(C)
Grace Davison	21.1%	10.0%	NM	11.1	pts	17.1%	12.8%	NM	4.3	pts
Grace Construction Products	10.4%	10.6%	NM	(0.2	)pts	12.0%	12.9%	NM	(0.9	)pts
Core EBIT	11.3%	6.2%	NM	5.1	pts	9.0%	9.0%	NM	—	pts
Core EBITDA	15.5%	9.8%	NM	5.7	pts	13.0%	12.6%	NM	0.4	pts

Note A: In the above chart and in other parts of this document, Grace presents its results of operations by operating segment and for “core operations” and “noncore activities”.  Core operations comprise the financial results of Grace Davison, Grace Construction Products and the cost of corporate activities that directly or indirectly support business operations. In contrast, noncore activities comprise all other events and transactions not directly related to the generation of operating revenue or the support of core operations and generally relate to Grace’s former operations and products.  Grace uses Core EBIT and adjusted operating cash flow as performance factors in determining certain incentive compensation and as performance measures in significant business decisions. Core EBIT, pre-tax loss from noncore activities, Core EBIT as a  percentage of sales, Core EBITDA, net income excluding noncore activities and chapter 11 expenses, net, and adjusted operating cash flow do not purport to represent income or cash flow measures as defined under United States generally accepted accounting principles, and should not be considered as an alternative to such measures as an indicator of Grace’s performance. These measures are provided to distinguish the operating results of Grace’s current business base from the income and expenses of past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

Note B: Grace’s segment operating income includes only Grace’s share of income of consolidated and unconsolidated joint ventures.

Note C: Defined benefit pension expense includes all defined benefit pension expense of core operations. Grace Davison and Grace Construction Products segment operating income and corporate costs do not include amounts for defined benefit pension expense.

Note D: Corporate restructuring expenses have been reported by operating segment as follows: For the three months ended December 31, 2009, Grace Davison $(0.1) million, Grace Construction Products $0.9 million, and Corporate $(0.1) million.  For the twelve months ended December 31, 2009, Grace Davison $12.1 million, Grace Construction Products $9.5 million, and Corporate $5.0 million.  An additional $1.0 million is reflected in pre-tax income (loss) from noncore activities.  For the twelve months ended December 31, 2008, Corporate $0.5 million.

NM – Not Meaningful

Chart 3

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

	Twelve Months Ended
	December 31,
In millions	2009	2008
Operating Activities

Net income	$81.2	$136.9
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	113.0	118.7
Equity in unconsolidated affiliates	(1.7)	(0.6)
Chapter 11 expenses, net of interest income	48.0	65.8
Provision for (benefit from) income taxes	11.5	4.3
Income taxes paid, net of refunds	28.2	(42.4)
Interest accrued on pre-petition liabilities subject to compromise	36.2	49.4
Net (gain) loss on sales of investments and disposals of assets	(35.4)	(14.1)
Restructuring expenses and related asset impairments	33.4	5.2
Defined benefit pension expense	85.6	56.8
Payments under defined benefit pension arrangements	(61.4)	(67.7)
Net payments under postretirement benefit plans	(3.6)	(6.6)
Net income from life insurance policies	(1.2)	(3.0)
Provision for uncollectible receivables	4.3	2.2
Provision for environmental remediation	4.4	14.6
Expenditures for environmental remediation	(7.7)	(4.9)
(Expenditures)/receipts for retained obligations of divested businesses	(0.3)	(1.1)
Changes in assets and liabilities, excluding effect of foreign currency translation:
Trade accounts receivable	96.8	13.8
Inventories	84.8	(2.3)
Accounts payable	(32.1)	40.0
Due from (due to) unconsolidated affiliate	3.0	—
Other accruals and non-cash items	(0.3)	(28.7)
Net cash provided by operating activities before Chapter 11 expenses and settlements	486.7	336.3
Cash paid to resolve contingencies subject to Chapter 11	—	(252.0)
Chapter 11 expenses paid	(54.2)	(69.3)
Net cash provided by operating activities	432.5	15.0
Investing Activities
Capital expenditures	(93.8)	(132.2)
Purchase of equity investment	(1.5)	(4.0)
Proceeds from termination of life insurance policies	68.8	12.7
Net investment in life insurance policies	(0.6)	(0.1)
Proceeds from sales of investment securities	22.4	70.7
Proceeds from disposal of assets	8.6	21.8
Cash impact from deconsolidation of business	(17.5)	—
Proceeds from sales of product lines and the ART 5% interest	40.6	—
Net cash provided by (used for) investing activities	27.0	(31.1)
Financing Activities
Dividends paid to noncontrolling interests in consolidated entities	(40.4)	(13.4)
Net (repayments) borrowings under credit arrangements	(0.4)	6.7
Fees under debtor-in-possession credit facility	(1.9)	(2.3)
Proceeds from exercise of stock options	1.4	9.6
Net cash provided by (used for) financing activities	(41.3)	0.6
Effect of currency exchange rate changes on cash and cash equivalents	14.7	(4.9)
Increase (decrease) in cash and cash equivalents	432.9	(20.4)
Cash and cash equivalents, beginning of period	460.1	480.5
Cash and cash equivalents, end of period	$893.0	$460.1

Chart 4

W. R. Grace & Co. and Subsidiaries

Consolidated Balance Sheets (unaudited)

	December 31,	December 31,
In millions	2009	2008

ASSETS
Current Assets
Cash and cash equivalents	$893.0	$460.1
Investment securities	—	21.6
Cash value of life insurance policies, net of policy loans	—	67.2
Trade accounts receivable (including $17.9 from an unconsolidated affiliate), less allowance of $7.9 (2008- $5.0)	383.7	462.6
Inventories	220.6	354.8
Deferred income taxes	61.5	45.8
Other current assets	69.9	86.1
Total Current Assets	1,628.7	1,498.2

Properties and equipment, net	690.1	710.6
Goodwill	118.6	117.1
Deferred income taxes	843.4	851.7
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	36.7	48.6
Investments in unconsolidated affiliates	45.7	7.9
Other assets	105.0	141.4
Total Assets	$3,968.2	$3,875.5

LIABILITIES AND EQUITY (DEFICIT)
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year (including $1.8 from an unconsolidated affiliate)	$12.6	$11.2
Accounts payable (including $4.1 from an unconsolidated affiliate)	174.2	207.6
Other current liabilities	307.9	314.3
Total Current Liabilities	494.7	533.1

Debt payable after one year (including $10.5 from an unconsolidated affiliate)	10.9	0.6
Deferred income taxes	34.2	7.1
Underfunded defined benefit pension plans	372.2	392.3
Unfunded defined benefit pension plans	158.2	136.7
Other liabilities	41.4	46.6
Total Liabilities Not Subject to Compromise	1,111.6	1,116.4

Liabilities Subject to Compromise
Pre-petition bank debt plus accrued interest	850.6	823.5
Drawn letters of credit plus accrued interest	31.4	30.0
Income tax contingencies	117.9	121.0
Asbestos-related contingencies	1,700.0	1,700.0
Environmental contingencies	148.4	152.2
Postretirement benefits	171.2	169.7
Other liabilities and accrued interest	127.6	116.5
Total Liabilities Subject to Compromise	3,147.1	3,112.9
Total Liabilities	4,258.7	4,229.3

Equity (Deficit)
Common stock	0.8	0.8
Paid-in capital	445.8	436.6
Accumulated deficit	(175.4)	(246.6)
Treasury stock, at cost	(55.9)	(57.4)
Accumulated other comprehensive income (loss)	(514.5)	(560.3)
Total W. R. Grace & Co. Shareholders’ Equity (Deficit)	(299.2)	(426.9)
Noncontrolling interests	8.7	73.1
Total Equity (Deficit)	(290.5)	(353.8)
Total Liabilities and Equity (Deficit)	$3,968.2	$3,875.5

Chart 5

W. R. Grace & Co. and Subsidiaries

Core EBIT Return on Invested Capital (unaudited)

	December 31,	December 31,
In millions	2009	2008
Core EBIT	$255.3	$299.7

Trade accounts receivable	383.7	462.6
Inventories	220.6	354.8
Accounts payable	(174.2)	(207.6)
Net working capital	430.1	609.8

Other current assets	69.9	86.1
Other current liabilities	(307.9)	(314.3)
Properties and equipment, net	690.1	710.6
Goodwill and other intangible assets	118.6	117.1
Investments in unconsolidated affiliates	45.7	7.9
Other assets	100.6	137.2
Total invested capital (A)	$1,147.1	$1,354.4

Core EBIT Return on Invested Capital	22.3%	22.1%

Note (A): Total invested capital excludes the cash value of life insurance policies, net of policy loans of $4.4 million in other assets in 2009, $67.2 million in current assets in 2008, and $4.2 million in other assets in 2008.

Note (B): Core EBIT return on invested capital does not purport to represent an income or cash flow measure as defined under U.S. generally accepted accounting principles, and should not be considered an alternative to such measures as an indicator of Grace’s performance. Grace uses this measure to evaluate its operations.